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                                                                    EXHIBIT 12.1

         THE PEOPLES GAS LIGHT AND COKE COMPANY AND SUBSIDIARY COMPANIES
                             (Dollars in Thousands)

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                                                                                 FISCAL YEARS ENDED SEPTEMBER 30,
                                     3 months ended  12 months ended  -------------------------------------------------------
Income Summary                         12/31/2002       12/31/2002       2002       2001        2000       1999       1998
                                     --------------  ---------------  ---------  -----------  ---------  ---------  ---------
Revenues                               $   352,415     $  1,018,137   $ 913,523  $ 1,569,896  $ 956,609  $ 851,515  $ 907,520

Fixed Charges including capitalized
  interest                             $     5,898     $     22,199   $  23,673  $    36,737  $  34,462  $  34,040  $  33,786

Net Income Before Preferred Stock
  Dividends                            $    26,585     $     72,156   $  77,818  $    75,259  $  73,576  $  78,217  $  68,378

Ratio of Earnings to Fixed Charges            8.36             6.31        6.31         4.35       4.33       4.52       4.14
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